                                                                    EXHIBIT 2


                            ASSET PURCHASE AGREEMENT

                          dated as of November 7, 1997

                                TABLE OF CONTENTS

                                                                          Page

1.  DEFINITIONS.............................................................
    1.1   Defined Terms.....................................................

2.  PURCHASE AND SALE OF ASSETS.............................................
    2.1   Transfer of Assets................................................
    2.2   Excluded Assets...................................................
    2.3   Assumed Liabilities...............................................
    2.4   Excluded Liabilities..............................................
    2.5   Purchase Price....................................................
    2.6   Post-Closing Adjustment...........................................
    2.7   Escrowed Shares...................................................
    2.8   Accounting and Tax Treatment......................................

3.  CLOSING.................................................................
    3.1   Time and Place....................................................
    3.2   Deliveries by the Sellers.........................................
    3.3   Deliveries by the Buyer...........................................

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLERS'
     SHAREHOLDERS...........................................................
    4.1   Organization......................................................
    4.2   Power and Authority...............................................
    4.3   Authority for Agreement...........................................
    4.4   No Violation to Result............................................
    4.5   Capitalization....................................................
    4.6   Financial Statements..............................................
    4.7   Liabilities and Obligations.......................................
    4.8   Adverse Changes...................................................
    4.9   Employee Benefit Plans; Employee Matters..........................
    4.10  Taxes.............................................................
    4.11  Title to Assets...................................................
    4.12  Property..........................................................
    4.13  Contracts.........................................................
    4.14  Litigation........................................................
    4.15  Compliance with Laws..............................................
    4.16  Compliance with Title IV Programs.................................
    4.17  Institutional Approval and Accreditation..........................
    4.18  Environmental and Safety Matters..................................
    4.19  Insurance.........................................................
    4.20  Trademarks, Patents and Copyrights................................
    4.21  Accounts Receivable...............................................
    4.22  Liability to Affiliates...........................................

    4.23  Securities Law Matters............................................
    4.24  Pooling of Interest...............................................
    4.25  Brokers...........................................................
    4.26  Disclosure........................................................

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.............................
    5.1   Organization and Capitalization of Buyer..........................
    5.2   Authority for Agreement...........................................
    5.3   No Violation to Result............................................
    5.4   CLC Shares........................................................
    5.5   Pooling of Interest...............................................

6.  COVENANTS...............................................................
    6.1   Access to Properties and Records..................................
    6.2   Accounting Treatment..............................................
    6.3   Confidentiality...................................................
    6.4   Interim Covenants of the Sellers..................................
    6.5   Information.......................................................
    6.6   Public Announcements..............................................
    6.7   No Solicitation...................................................
    6.8   Financial Statements..............................................
    6.9   Notification of Certain Matters...................................
    6.10  Tax Returns; Sales, Use and Transfer Taxes........................
    6.11  Name Change.......................................................
    6.12  Hiring of the Sellers' Employees..................................
    6.13  Actions After The Closing.........................................
    6.14  Bulk Transfer Provisions..........................................
    6.15  Reasonable Efforts................................................
    6.16  Further Assurances................................................
    6.17  Disbursement of Title IV Funds....................................
    6.18  Payment of Loans..................................................

7.  CONDITIONS TO THE BUYER'S OBLIGATIONS...................................
    7.1   Representations and Warranties True at the Closing Date...........
    7.2   The Sellers' Performance..........................................
    7.3   No Litigation.....................................................
    7.4   Opinion of the Sellers' Counsel...................................
    7.5   Securities Laws...................................................
    7.6   Pooling Letters...................................................
    7.7   Acknowledgment of Pooling Restrictions and Receipt of
           Commission Filings...............................................
    7.8   Stock Powers......................................................
    7.9   No Material Adverse Change........................................
    7.10  Assignment of Contracts...........................................
    7.11  Certificates......................................................
    7.12  Stockholder Distributions.........................................

    7.13  Bank Debt and Certificates of Deposit.............................
    7.14  Buyer's Review....................................................
    7.15  Delivery of Good Standing Certificates; Corporate Resolutions.....
    7.16  Consulting and Employment Agreements..............................
    7.17  Escrow Agreement..................................................

8.  CONDITIONS TO THE SELLERS' OBLIGATIONS..................................
    8.1   Representations and Warranties True at the Closing Date...........
    8.2   Buyer's Performance...............................................
    8.3   Authority.........................................................
    8.4   No Litigation.....................................................
    8.5   Delivery of Good Standing Certificates; Corporate Resolutions.....
    8.6   Buyer Release.....................................................
    8.7   Opinion of Buyer's Counsel........................................
    8.8   Consulting and Employment Agreements..............................
    8.9   Escrow Agreement..................................................

9.  REGISTRATION RIGHTS.....................................................
    9.1   Registration Rights for Republic Shares; Filing of
           Registration Statement...........................................
    9.2   Expenses of Registration..........................................
    9.3   Furnishing of Documents...........................................
    9.4   Amendments and Supplements........................................
    9.5   Duration..........................................................
    9.6   Further Information...............................................
    9.7   Indemnification...................................................
    9.8   Rule 144..........................................................

10. TERMINATION.............................................................
    10.1  Termination.......................................................
    10.2  Additional Right of Buyer to Terminate............................
    10.3  Effect of Termination.............................................

11. INDEMNITY...............................................................
    11.1  Indemnification by Sellers and Sellers' Shareholder...............
    11.2  Indemnification by Buyer..........................................
    11.3  Limitations.......................................................
    11.4  Survival..........................................................
    11.5  Exclusive Remedy..................................................
    11.6  Notices, Participation, and Settlement............................
    11.7  Offset............................................................

12. SECURITIES LAW MATTERS..................................................
    12.1  Disposition of Shares.............................................
    12.2  Agreement to Retain Shares........................................
    12.3  Trading in CLC Common Stock.......................................

    12.4  Legend............................................................

13. COVENANT NOT TO COMPETE.................................................
    13.1  Non-Competition...................................................
    13.2  Competing Enterprise..............................................
    13.3  Enforceability....................................................
    13.4  Essential Elements................................................

14. MISCELLANEOUS...........................................................
    14.1  Successors, Assigns and Third Parties.............................
    14.2  Governing Law.....................................................
    14.3  Specific Enforcement..............................................
    14.4  Severability......................................................
    14.5  Certain Words.....................................................
    14.6  Notices...........................................................
    14.7  Expenses..........................................................
    14.8  Absence of Third Party Beneficiary Rights.........................
    14.9  Mutual Drafting...................................................
    14.10 Further Representations...........................................
    14.11 Amendment; Waiver.................................................
    14.12 Gender............................................................
    14.13 Headings..........................................................
    14.14 Counterparts......................................................
    14.15 Arbitration.......................................................
    14.16 Facsimile Signatures..............................................

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of November 7, 1997 by and among Computer Learning Centers, Inc., a Delaware corporation ("CLC" or the "Buyer"), Boston Education Corporation, Inc. a Delaware corporation ("BEC"), The CLC Training Group, Inc., a Massachusetts corporation ("CTG") (BEC and CTG are together referred to herein as the "Sellers"), David F. Carney and Sandra E. Carney, individuals residing in the State of New Jersey (the "Sellers' Shareholders").

      WHEREAS, BEC owns and operates the BEC "Computer Learning Center" schools in Somerville and Methuen, Massachusetts and CTG owns and operates the CLC Training Group in Bedford, New Hampshire and operates facilities which are adjunct to the Massachusetts schools owned and operated by BEC (collectively, the "Business");

      WHEREAS, the Sellers' Shareholders own one hundred percent (100%) of the outstanding capital stock of each of the Sellers;

      WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Sellers' rights, title and interest in the assets of Sellers utilized in the conduct and operations of the Business (except for certain excluded assets as set forth herein);

      WHEREAS, the Sellers' Shareholders desire that the Sellers and the Buyer enter into this Agreement;

      WHEREAS, for accounting purposes, it is intended that the transaction contemplated by this Agreement shall be accounted for as a pooling-of-interests business combination and for tax purposes it is intended that the transaction shall be treated as a tax-free reorganization; and

      WHEREAS, the parties hereto desire to set forth herein the terms and provisions of their understandings and agreements.

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

      "ACCOUNTS" shall mean all accounts, accounts receivable, other receivables, contract rights, chattel paper, insurance claims and proceeds and notes receivable of the Sellers.

      "ACCOUNTS PAYABLE" shall mean bona fide trade accounts payable which are not outstanding more than ninety (90) days from the date of the event which gave rise to the trade accounts payable, whether or not recorded on such date, and were incurred in the ordinary course of business.

      "ACCREDITATION" shall mean accreditation, Licenses, Permits, certifications, approvals, and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Sellers or the Institutions, exclusive of Certification.

      "ACCREDITING BODY" shall mean any governmental, non-governmental or quasi-governmental body that provides Accreditation, including but not limited to the Accrediting Council for Independent Colleges and Schools and the Commonwealth of Massachusetts Department of Education.

      "AFFILIATE" means as to any party, any entity which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), and any officer or director of such party. For purposes of this definition, an entity shall be deemed to be "controlled by" a person if the person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants.

      "BOOKS AND RECORDS" shall mean all records pertaining to the Assets, the Assumed Liabilities, customers, or suppliers of the Sellers or the Institutions, including, without limitation, all books and records required to be maintained pursuant to the provisions of the Higher Education Act of 1965, as amended, and its implementing regulations.

      "CERTIFICATION" shall mean a Program Participation Agreement issued and counter-signed by the Secretary of the U.S. Department of Education certifying an institution for participation (including participation on a provisional basis) in the programs of Federal student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965, as amended.

      "CONTRACT" shall mean with respect to the Sellers, the Institutions or the Business any of the agreements, contracts, Leases, notes, loans, evidences of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations or commitments to which either of the Sellers, the Sellers' Shareholders or any of the Institutions is a party or to which any of their assets are subject, whether oral or written, express or implied.

      "CONTRACT RIGHTS" shall mean with respect to the Sellers, the Institutions or the Business all of the Sellers', Sellers' Shareholders' or Institutions' rights and obligations under the Contracts, to the extent such obligations are assumed by Buyer pursuant to Section 2.3 hereof.

      "ED" shall mean the U.S. Department of Education.

      "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right.

      "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, vehicles and other tangible personal property owned by the Sellers as of the date hereof plus all additions, replacements or deletions since the date hereof in the ordinary course of Sellers' business.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time as applied in a manner consistent with past practices of the Sellers.

      "HEA" shall mean the Higher Education Act of 1965, as amended, 20 U.S.C. ss.1001 et seq.

      "INSTITUTIONS" shall mean the BEC "Computer Learning Center" schools located in Somerville and Methuen, Massachusetts (with the Methuen school being an additional location of the Somerville school and both campuses collectively comprising one Institution referred to herein as "the BEC Institution") and the CTG "CLC Training Group" which is located in Bedford, New Hampshire and facilities which are adjunct to the BEC Institution.

      "INSURANCE POLICIES" shall mean with respect to the Sellers the insurance policies relating to the Assets (as defined in Section 2.1).

      "INVENTORY" shall mean all of Sellers' inventory and supplies and all other materials utilized in connection with the Assets.

      "LEASES" shall mean all of the leases of the Sellers listed on the Schedules hereto and all other leases relating to the Assets (as defined in Section 2.1) which are not required to be scheduled pursuant to this Agreement.

      "LICENSE" shall mean any authorization, approval, licensure, Accreditation or Certification issued by the federal government or any state, governmental department or agency, or non-governmental or quasi-governmental body, including the Accrediting Council for Independent Colleges and Schools, the Commonwealth of Massachusetts Department of Education and the U.S. Department of Education.

      "MATERIAL ADVERSE EFFECT" shall mean with respect to the Sellers or the Institutions a material adverse effect on (i) the Assets (as defined in Section 2.1), the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, students, suppliers, distributors, employees or regulators of the Sellers or the Institutions, or (ii) the right or ability of the Sellers to consummate the transactions contemplated hereby.

      "MISCELLANEOUS ASSETS" shall mean all employee records maintained by the Sellers relating to those employees to be employed by the Buyer as of the Closing (as defined in Section 3.1); all student records for students presently or historically enrolled at any of the Institutions; all accounting information pertaining to the continued operations of the Sellers and all media in which or on which any of the information, knowledge, data or other records relating to the Assets may be related or stored which are necessary for the operation of the Business; all computer software relating to accounting and operations systems to the extent assignable by Sellers; all office and other supplies; all warranties, claims and causes of action other than tax refunds and claims or rights attributable to Excluded Assets (as defined in Section 2.2) (and the benefit of any and all collateral or security given in connection therewith) inuring to the benefit of the Sellers relating to the Assets; and all other assets used or useful in connection with the Business not otherwise described in this Agreement of any character whatsoever, whether personal, tangible or intangible, wherever located, owned or possessed by the Sellers and related to the Business (other than the Excluded Assets).

      "OTHER RIGHTS" shall mean all assignable or conveyable rights under Licenses, Permits, approvals, qualifications or the like relating directly or indirectly to the business of the Sellers issued or to be issued prior to the Closing by any government or by any governmental unit, agency, body or instrumentality whether Federal, State, local, foreign or other.

      "PERMITS" shall mean all Licenses, permits and other governmental authorizations necessary to carry on the Business as presently conducted.

      "REAL PROPERTY" shall mean the real property owned by the Sellers and utilized in any manner in the business or operations of the Business, all of which is described in Schedule 4.12 hereto.

      "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which the Sellers or the Sellers' Shareholders may be liable.

      "TITLE IV PROGRAMS" shall mean the programs of Federal student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965, as amended.

2. PURCHASE AND SALE OF ASSETS

      2.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement and based upon the representations, warranties, covenants and agreements made herein by each of the parties to the other, on the Closing Date (as defined in Section 3.1), the Sellers hereby agree to sell, convey, assign, transfer and deliver to the Buyer and the Buyer hereby agrees to purchase, accept and take from the Sellers, all of the assets, properties and other rights (excluding the Excluded Assets (as defined in Section 2.2)) owned or leased by, licensed or used by, the Sellers or the Institutions relating to the Business (the "Assets"), including without limitation, the following:

            (a) all cash and cash equivalents of the Sellers, wherever located, which shall include but is not limited to, cash held with or by the Institutions and any certificates of deposit held by the Sellers;

            (b) notes and notes receivable, Accounts, refunds or deposits and prepaid expenses, including without limitation, any prepaid insurance premiums;

            (c) all Contract Rights;

            (d) all Fixtures and Equipment

            (e) all Real Property;

            (f) all books and supplies;

            (g) all Books and Records;

            (h) the Insurance Policies to the extent Buyer desires such policies to be assigned and to the extent such Insurance Policies are assignable;

            (i) all of the Sellers' rights in and to trade and service names, assumed names, marks, copyrights, patents, and all applications and registrations with respect to any of the foregoing, and all telephone and fax numbers, electronic addresses and passwords, including, without limitation, the Intellectual Property set forth on Schedule 4.20;

            (j) all Permits, Accreditations, program participation agreements, and any other approvals from any applicable Accrediting Body, ED, guaranty agency or board or agency or governmental entity from which approval is necessary for the operations of the Institutions, to the extent such Permits, Accreditations, program participation agreements and approvals are assignable;

            (k) all Miscellaneous Assets;

            (l) all Other Rights; and

            (m) all goodwill of the Sellers, going concern value and business appurtenant thereto.

      2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the following properties, assets and other rights (the "Excluded Assets") which shall be retained by the Sellers:

            (a) the corporate seal, articles of incorporation, minute book, stock book, tax returns, tax preparation work papers and other records relating to the corporate organization of the Sellers; and

            (b) the personal property of the Sellers' Shareholders set forth on
Schedule 2.2b.

      2.3 Assumed Liabilities. As of the Closing, the Buyer shall assume, discharge and perform when lawfully due only the following obligations, duties and liabilities of the Sellers relating to the Business (collectively, the "Assumed Liabilities"):

            (a) all liabilities, obligations and commitments of the Sellers arising on or after the Closing Date pursuant to the Leases and Contracts of Sellers listed on Schedule 2.3, but expressly excluding any obligations or liabilities of the Sellers for any breach of or default under any Leases or Contracts occurring on or prior to the Closing Date;

            (b) the Closing Date Transaction Expenses;

            (c) all bank debt of the Sellers reflected on the Current Balance Sheet (as defined in Section 4.6 herein);

            (d) all liabilities asserted or assessed by ED with respect to the Title IV Programs to the extent required to be assumed under the HEA and its implementing regulations;

            (e) all accumulated sick leave and all vacation pay owed to the employees of the Business reflected on the Closing Statement, except for sick leave and vacation pay owed to any of the Sellers' Shareholders;

            (f) all liabilities of the Business as reflected on the Current Balance Sheet (as defined in Section 4.6) and any and all normal operating expenses, indebtedness and liabilities incurred in the ordinary course of business consistent with past practice after the date of the Current Balance Sheet and prior to the Closing Date, less any such liabilities paid or discharged by the Sellers prior to the Closing Date; and

            (g) severance payments in the amount of no more than $14,000 payable to David F. Carney, Jr. as reflected on the Closing Statement.

      2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.3, Buyer shall not assume, or otherwise be responsible for, any obligations, liabilities, liens or encumbrances of Sellers, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof and notwithstanding the fact that any such liability is identified herein or on the schedules hereto (collectively, "Excluded Liabilities") including, without limitation:

            (a) any of the Sellers' or the Sellers' Shareholders' obligations hereunder;

            (b) any liability or obligation of the Sellers or any other person or entity, known or unknown, (i) not reflected on the Current Balance Sheet (as defined in Section 4.6) or (ii) not incurred in the ordinary course of business consistent with past practice after the date of the Current Balance Sheet and prior to the Closing Date;

            (c) liens and encumbrances (other than permitted liens and encumbrances identified on Schedule 2.4) to which the Assets are subject, which are (i) not reflected on the Current Balance Sheet (as defined in Section 4.6) or (ii) not incurred in the ordinary course of business consistent with past practice after the date of the Current Balance Sheet and prior to the Closing Date;

            (d) any liability or obligation relating to Taxes, including any interest or penalties related thereto;

            (e) any liability or obligation that constitutes a violation of the Sellers' representations and warranties hereunder;

            (f) any liability of the Sellers, the Institutions or the Sellers' Shareholders arising out of or related to past, present or future litigation involving the Sellers or the Institutions or the Sellers' Shareholders, whether the relevant cause of action accrues before or after the Closing; and

            (g) any liability or obligation, in tort or for violation of any law, statute, rule or regulation by the Sellers or any officer, director, employee or agent of the Sellers or the Institutions, that arises out of or results from any act, omission, occurrence or state of facts on or prior to the Closing Date.

      2.5 Purchase Price.

            (a) The purchase price for the Assets shall be Four Million Nine Hundred Thirty-Six Thousand Dollars ($4,936,000) minus the amount of the Closing Date Transaction Expenses (as defined in Section 14.7) (the "Purchase Price"). The Purchase Price is payable to the Sellers at Closing in a number of shares of CLC Common Stock, par value $0.01 per share ("CLC Common Stock"), to be issued by the Buyer to the Sellers at Closing, determined by dividing (x) the Purchase Price by (y) the average of the closing prices of a share of CLC Common Stock on the Nasdaq Stock Market for the thirty (30) consecutive trading days which precede the date hereof, as reported by The Wall Street Journal (the "Purchase Share Price"). As set forth in Section 3.3, the delivery of the shares of CLC Common Stock is subject to the terms of the escrow provisions set forth in
Section 2.7 and the Escrow Agreement (as defined in Section 7.16)

            (b) Sellers shall be responsible for any documentary transfer taxes and any sales, use or other Taxes imposed by reason of the transfer of the Assets, and the fees and costs of recording or filing all applicable conveyancing instruments necessary to transfer the Assets. Buyer shall be responsible for any transfer taxes, costs, or fees by reason of the issuance of the shares of CLC Common Stock pursuant to this Section 2.5.

            (c) The parties acknowledge and agree that the Purchase Price is based upon the presumption that the Working Capital Balance (as defined below) of the Business as of the Closing Date shall be at least equal to the amount set forth in Schedule 2.5 as calculated on the Closing Date (the "Projected Working Capital Balance"). As used herein, the term "Working Capital Balance" shall mean the amount, if any, by which "Current Assets" exceed "Current Liabilities". As used herein, (A) the term "Current Liabilities" shall mean the sum, as of the close of business on the Closing Date, with respect to the Business, of (i) trade accounts payable, (ii) accrued expenses and (iii) obligations accrued as of the Closing Date under those liabilities to be assumed pursuant to Section
2.3 (excluding Sellers' deferred tuition obligations), in each case payable within 12 months after the Closing Date and (B) the term "Current Assets" shall mean the sum, as of the close of business on the Closing Date, with respect to the Business, of (i) cash and cash equivalents, (ii) accounts receivable (net of any bad debt reserve calculated in accordance with GAAP) and (iii) prepaid expenses and other current assets that are reasonably expected to be realized or to be sold or consumed within 12 months after the Closing Date. Current Assets and Current Liabilities shall be determined as of the Closing Date in accordance with GAAP.

            (d) The Purchase Price shall be subject to adjustment after the Closing Date as specified in Section 2.6.

      2.6 Post-Closing Adjustment. As soon as reasonably practicable after the Closing, but in any event not later than thirty (30) days after the Closing, the Sellers shall cause to be delivered to the Buyer (prepared with the Buyer's reasonable assistance) a statement of Working Capital Balance (the "Closing Statement"), which shall set forth the Working Capital Balance of the Business as of the Closing Date as determined in accordance with GAAP. Within thirty (30) days after the Buyer receives the Closing Statement, the Buyer shall give written notice to the Sellers of any objections the Buyer has in respect of the Closing Statement, which notice shall specify the basis for such objections. If the Buyer does not notify the Sellers of any objections within such period then the Buyer shall be deemed to have accepted the Closing Statement which shall become final and binding on the parties. If the Buyer objects to the Closing Statement as provided above, then the Buyer and the Sellers shall negotiate in good faith to resolve such objections and arrive at an agreed upon Closing Statement. Any objections of the Buyer which have not been resolved by the parties within fifteen (15) days after the delivery of the Buyer's objections to the Sellers shall be promptly presented for resolution to a mutually agreed upon, nationally recognized, firm of certified public accountants (the "Accountants"). The Accountants shall promptly resolve the disputed items in accordance with GAAP and the determinations of the Accountants in respect thereof shall be final and binding upon the parties. If the Working Capital Balance set forth on the final Closing Statement is less than the Projected Working Capital Balance, the Buyer shall receive from the Escrow Fund (as defined in the Escrow Agreement) the number of shares of CLC Common Stock (or other cash or property), valued at the Purchase Share Price, equal to the amount by which the sum of (x) the Working Capital Balance and (y) $50,000 is less than the Projected Working Capital Balance (if such result is a positive number). The Buyer and Sellers shall send joint written instructions to the escrow agent in the Escrow Agreement (the "Escrow Agent") instructing the Escrow Agent to release to the Buyer the amounts determined pursuant to this Section 2.6. If the Escrow Fund does not provide sufficient amounts due to the Buyer, such excess amount due to the Buyer shall be deemed Indemnified Losses under Section 11 hereof (without regard to the deductible as set forth in Section 11.3). If the Working Capital Balance set forth on the final Closing Statement is greater than the Projected Working Capital Balance, the Buyer shall deliver to the Sellers the number of shares of CLC Common Stock, valued at the Purchase Share Price, equal to the amount by which the Working Capital Balance is greater than the sum of (x) the Projected Working Capital Balance and (y) $50,000 (if such result is a positive number).

      2.7 Escrowed Shares.

            (a) As collateral security for the payment of any post-Closing adjustment to the Purchase Price under Section 2.6, and any indemnification obligations of the Sellers and the Sellers' Shareholders pursuant to Section 11, the Sellers and the Sellers' Shareholders shall deliver to the Escrow Agent, pursuant to the terms of the Escrow Agreement: (i) ten percent (10%) of the number of shares of CLC Common Stock comprising the Purchase Price (the "Escrowed Shares"), and the certificates and instruments, if any, representing or evidencing the Escrowed Shares; (ii) all securities hereafter delivered to the Sellers with respect to or in substitution for the Escrowed Shares, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event the Sellers receive any such property, the Sellers shall hold such property in trust for the Buyer and shall immediately deliver such property to the Buyer to be held hereunder as Escrowed Shares; and (iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

                  (b) Prior to the Release Date (as defined in Section 2.7(d)), the Escrow Agent shall hold in escrow for use as collateral, as set forth in Section 2.7(a), the cash proceeds from the Escrow Fund (as defined in the Escrow Agreement). The Sellers shall exercise any voting powers incident to the Escrowed Shares to the extent such shares remain in the Escrow Fund.

                  (c) Each certificate, if any, evidencing Escrowed Shares issued pursuant to this Agreement shall be delivered to the Escrow Agent directly by the transfer agent.

                  (d) The Escrow Fund (which shall be deemed to include the Escrowed Shares) shall be available to satisfy any post-Closing adjustment to the Purchase Price pursuant to Section 2.6 and any indemnification obligations of the Sellers pursuant to Section 11 until the date which is one (1) year after the Closing Date (the "Release Date"). Promptly following the Release Date, the Buyer shall return or cause to be returned to the Sellers the Escrowed Shares and any other cash or property included in the Escrow Fund, less Escrowed Shares (or such other cash or property) having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Purchase Price under Section 2.6, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Section
      11), and (iii) any indemnification obligations finally resolved prior to the Release Date in favor of the Buyer. For purposes of the preceding sentence and Section 11, the CLC Common Stock held as Escrowed Shares shall be valued at the Purchase Share Price.

      2.8 Accounting and Tax Treatment. The Buyer, the Sellers and the Sellers' Shareholders intend that the transactions contemplated by this Agreement be treated for accounting purposes as a pooling of interest business combination and for tax purposes as a reorganization under Section 368 (a)(1)(c) of the Code. Each of the parties hereto will report in their respective federal income tax return for the taxable year including the Effective Date that the Merger qualified as a reorganization under Section 368, unless, by written opinion of counsel, such party is advised that there is not a reasonable basis for such position, and the other parties hereto are provided copies of such opinion.

3. CLOSING

      3.1 Time and Place. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Tucker, Flyer and Lewis, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, as soon as practicable after all of the conditions set forth in Sections 7 and 8 shall have been satisfied or waived, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the "Closing Date."

      3.2 Deliveries by the Sellers. To effect the transfer referred to in
Section 2.1 hereof, the Sellers shall, on the Closing Date, execute and deliver to Buyer:

            (a) bills of sale, in form and substance reasonably satisfactory to Buyer, conveying in the aggregate all personal property included in the Assets;

            (b) assignments of the real property leases (the "Property Leases") of the Sellers together with the consents of landlords, if required by the terms of such Property Leases;

            (c) assignments in form and substance satisfactory to Buyer, with all required consents of Leases and other Contracts which Buyer has agreed to assume;

            (d) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof; and

            (e) all other previously undelivered documents required to be delivered at or prior to the Closing.

At or prior to the Closing, the Buyer may, in its sole and absolute discretion, instruct the Sellers to deliver the Assets to a direct or indirect wholly-owned subsidiary of the Buyer.

      3.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver:

            (a) to the Sellers one or more certificates evidencing the shares of CLC Common Stock issuable by the Buyer as the Purchase Price, except for those shares set aside as the Escrowed Shares (the shares of CLC Common Stock (including the Escrowed Shares) issuable by the Buyer as the Purchase Price are sometimes referred to herein as the "CLC Shares");

            (b) to the Escrow Agent the Escrowed Shares pursuant to Sections 2.5 and 2.7 herein;

            (c) to the Sellers instruments of assumption evidencing Buyer's assumption of the Assumed Liabilities; and

            (d) to the Sellers all other previously undelivered documents required to be delivered at or prior to the Closing.

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SELLERS' SHAREHOLDERS

      To induce the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Sellers and Sellers' Shareholders jointly and severally, represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as set forth below:

      4.1 Organization. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

      4.2 Power and Authority. Each of the Sellers has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification.

      4.3 Authority for Agreement. The Boards of Directors and the shareholders of each of the Sellers have unanimously approved this Agreement, and have authorized the execution and delivery and performance hereof. The ownership of the capital stock of the Sellers is set forth on Schedule 4.3, hereto, which shares constitute all of the issued and outstanding shares of capital stock of the Sellers and are owned by the persons set forth on Schedule 4.3, free and clear of any Encumbrances. The Sellers have full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The Sellers' Shareholders have the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of the Sellers and the Sellers' Shareholders, enforceable against the Sellers and Sellers' Shareholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      4.4 No Violation to Result. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof:
(i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the charter documents or by-laws either of the Sellers or any Contract or Assumed Liability to which any of the Sellers or Sellers' Shareholders is a party or which affects any of the Assets;
(ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, Permit or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to the Sellers, Sellers' Shareholders or the Institutions; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any person upon any of the properties or assets of either of the Sellers, Sellers' Shareholders or the Institutions.

      4.5 Capitalization

            (a) Schedule 4.5 sets forth, with respect to the Sellers, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, (iii) the number of shares of each class which are held in treasury. All of the issued and outstanding shares of capital stock of each of the Sellers (x) have been duly authorized and validly issued and are fully paid and non-assessable, (y) were issued in compliance with all applicable state and federal laws and (z) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth in Schedule 4.5, no preemptive rights or rights of first refusal exist with respect to the shares of capital stock of each of the Sellers, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by law, the Sellers' Shareholders have waived (or hereby waive) any and all such preemptive rights and rights of first refusal. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require either of the Sellers to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to either of the Sellers. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of either of the Sellers. Neither of the Sellers is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. None of the shares of either of the Sellers capital stock was issued pursuant to any award, grant or bonus.

            (b) The Sellers' Shareholders are the sole holders of the issued and outstanding shares of capital stock of each of the Sellers, and the Sellers' Shareholders own such shares as is set forth on Schedule 4.5 free and clear of any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction)

      4.6 Financial Statements

            (a) Schedule 4.6 includes true copies of (i) the audited balance sheets of the Sellers as of the end of the periods identified on Schedule 4.6 (such dates being the end of the Sellers' three (3) most recently completed fiscal years), audited statements of income, cash flows and retained earnings for each of its three (3) most recently completed fiscal years and any additional financial statements previously filed with ED on behalf of the Sellers or any Institution on an individual basis as appropriate for each of its three (3) most recently completed fiscal years (collectively, the "Annual Financials"), and (ii) true, complete and correct copies of the Sellers' unaudited interim balance sheet (the "Current Balance Sheet") as of September 30, 1997 (the "Balance Sheet Date") and the Sellers' unaudited statements of income, cash flows and retained earnings and any financial statements filed with ED on behalf of the Sellers or any Institution on an individual basis for that period of the current fiscal year then ended (collectively, the "Interim Financials" and together with the Annual Financials, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, which individually or in the aggregate will not be material, and subject to the omission of footnote information). Each of the balance sheets included in the Financial Statements present fairly the financial condition of the Sellers as of the dates indicated thereon, and each of the statements of income, cash flows and retained earnings included in the Financial Statements present fairly the results of its operations for the periods indicated thereon. Since the end of the Sellers' recently completed fiscal years, there has been no material change in the Sellers' accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

            (b) The Books and Records, minute books, stock record books, and other records of the Sellers, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices. There have been no transactions involving the business of the Sellers or the Business which properly should have been set forth in the Financial Statements and which have not been accurately so set forth. The minute books of the Sellers contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Sellers, and no meeting of any such stockholders, Boards of Directors, or committee (other than actions taken by written consent) has been held for which minutes have not been prepared as of the date hereof and are not contained in such minute books.

      4.7 Liabilities and Obligations

            (a) Except as disclosed on Schedule 4.7, there are no liabilities or obligations of the Sellers relating to the Business, other than: (i) those liabilities reflected on the Current Balance Sheet and not previously paid or discharged; and (ii) those liabilities incurred after the Balance Sheet Date arising in the ordinary course of business, which were incurred consistent with past practice of the Sellers. For purposes of this Section 4.7, the term "liabilities" shall include, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            (b) Schedule 4.7 sets forth a summary description of all advance payments or deposits held by the Sellers and reflected in the Financial Statements and the related obligations thereunder.

      4.8 Adverse Changes. From December 31, 1996: (i) there has been no change in the condition (financial or otherwise), business, net worth, assets, properties, liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Sellers or any Institution which has had or is likely to have a Material Adverse Effect, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date; (ii) neither of the Sellers has declared or paid any dividend or made any distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of either of the Sellers and (iii) the Sellers have complied with all of the covenants set forth in Section 6.4, to the same extent as if this Agreement had been signed on December 31, 1996.

      4.9 Employee Benefit Plans; Employee Matters

            (a) All employee benefit plans, policies and arrangements (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Sellers for the benefit of any current or former employee of the Sellers or in which such employees are entitled to participate are listed in Schedule 4.9 (the "Benefit Plans"), and there have been delivered or made available to the Buyer true, correct and complete copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies. Each Benefit Plan by its terms complies, and has at all times complied, with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), and each Benefit Plan intended to qualify under section 401(a) of the Code so qualifies, and each trust which forms a part of any such plan is tax-exempt under section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Sellers, any predecessor to the Sellers, or any entity that is or at any time was a member of a controlled group, as defined in section 412(n)(6)(B) of the Code, which includes or included the Sellers ("Controlled Group Member"). Neither the Sellers, nor any Controlled Group Member has incurred any liability for any Tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a multi-employer plan within the meaning of section 3 (37) of ERISA. No Benefit Plan provides health or death benefit coverage to any employee or his dependents beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code. No "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said section 4043 and no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or are pending or threatened, against or with respect to any Benefit Plan. All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date and will be reflected on the Closing Statement and the Sellers will have performed by the Closing Date all obligations required to be performed as of such date under Benefit Plans.

            (b) Schedule 4.9 contains a complete and correct list of all employees of the Sellers and the 1997 compensation paid or payable to each such employee. Except as set forth in Schedule 4.9, (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Sellers are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages, and (ii) there are no severance payments which are or could become payable by the Sellers to any director, officer or other employee of the Sellers under the terms of any oral or written agreement or commitment or any law, custom, trade or practice.

      4.10 Taxes. The Sellers have prepared (or caused to be prepared) and have timely and properly filed (or caused to be timely and properly filed) with the appropriate federal, state, provincial, municipal or local authorities (within the U.S. or otherwise) all tax returns, information returns and other reports required to be filed and has paid or accrued (or caused to be so paid or accrued) in full all Taxes, interest, penalties, assessments or deficiencies if any, of the Business due to, or claimed to be due by, any taxing authority. The balance sheets included in the Financial Statements and the Interim Financial Statements include appropriate provisions for all Taxes, interest, penalties, assessments or deficiencies, if any, for the periods indicated thereon to the extent not theretofore paid. The Sellers have not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any Taxes. The Sellers are not a party to any pending action or proceeding, nor is any such action or proceeding threatened, by any governmental authority for the assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against the Sellers, and during the course of any audit currently in process or not completed, no issues have been suggested by any representative of any such governmental authority that, if asserted, would result in a proposed assessment of Taxes, interest or penalties, against the Sellers.

      4.11 Title to Assets. Each of the Sellers has good and marketable title to the Assets, free and clear of any and all Encumbrances and defects in title. Each of the Sellers has the power to convey, transfer and assign ownership of the Assets and the Assumed Liabilities without the necessity of any approvals or consents of any other person or entity (except as to the consents set forth on Schedule 4.11 which shall be obtained prior to Closing). As of the Closing Date, the Sellers will transfer to Buyer or its designees by good and marketable title the Assets, free and clear of any and all Encumbrances and defects in title. The Assets, taken together, are adequate for the operation of the Business as it is being currently conducted by the Sellers.

      4.12 Property.

            (a) Schedule 4.12 sets forth an accurate and complete list of all real property and leaseholds of real property owned or leased by the Sellers or to which the Sellers may have any ownership or leasehold rights (collectively, the "Facilities"). Except as otherwise disclosed on Schedule 4.12, (i) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) no person, firm or corporation other than the Sellers has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights. All leases set forth on Schedule 4.12 are in full force and effect and constitute valid and binding agreements of the Sellers and, to the knowledge of the Sellers, the other parties thereto in accordance with their respective terms.

            (b) Schedule 4.12 sets forth an accurate list of all owned and leased personal property included on the Current Balance Sheet and all other personal property owned or leased by the Sellers relating to the Business (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders of the Sellers or business or personal affiliates of the Sellers or any current or former stockholder of either of the Sellers. All of the vehicles and other material machinery and equipment listed on Schedule 4.12 are in working order, ordinary wear and tear excepted. All fixed assets used by the Sellers that are material to the operation of the Business are either owned by the Sellers or leased under an agreement listed on Schedule 4.12.

      4.13 Contracts.

            (a) Schedule 4.13 constitutes an accurate and complete list of each Contract (other than agreements with students, in their capacity as students) requiring aggregate payments by either of the Sellers, or receipt by the Sellers or any of the Institutions, of in excess of $1,500 and to which either of the Sellers or any of the Institutions is a party, or which affects either of the Sellers or the Assets. Each of the Contracts listed in Schedule 4.13 and all agreements with students are in full force and effect, are valid, binding and enforceable obligations by or against the Sellers and the other parties thereto, and to the best knowledge of the Sellers, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder. None of such Contracts has a provision for re-negotiation by governmental authorities. The Sellers have delivered or caused to be delivered or made available to the Buyer correct and complete copies of each Contract listed in Schedule 4.13 and all amendments thereto, and every oral contract or agreement listed on Schedule 4.13, and all amendments thereto, are correctly summarized in such Schedule. To the best knowledge of the Sellers, no other party to any Contract is in default thereunder. Except as set forth on Schedule 4.13, there exist no restrictive covenants of any nature whatsoever in any of the Contracts.

            (b) The Sellers have obtained, or will obtain prior to the Closing Date, all necessary novations, consents, waivers and approvals of parties to any Contracts which are required in connection with any of the transactions contemplated by this Agreement, or as are required by any governmental agency or other third party in order that any such Contract remain in effect without modification after the consummation of the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents and their status are listed on Schedule 4.13. True, correct and complete copies of all Third Party Consents will be made available to the Buyer prior to Closing.

            (c) The relationships of the Sellers with its suppliers are good commercial working relationships and, except as set forth on Schedule 4.13, no supplier has terminated or threatened to terminate, its relationship with the Sellers or the Business or has during the last 12 months decreased or limited or threatened to decrease or limit, its services, supplies or materials to the Sellers or the Business. Except as set forth on Schedule 4.13, no supplier is a sole source of supply of any good or service to either of the Sellers or the Business. The Sellers do not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to the Sellers its relationship with the Sellers or the Business or to decrease or limit its services, supplies or materials to the Sellers or the Business.

      4.14 Litigation. Except as set forth in Schedule 4.14, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity or otherwise, pending or to the best knowledge of the Sellers threatened against or affecting the Sellers, the Sellers' Shareholders, the Institutions or the Assets before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the best knowledge of the Sellers, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. The Sellers are not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

      4.15 Compliance with Laws. The Sellers, the Sellers' Shareholders and the Institutions have complied and are currently in compliance with all laws, regulations, rules, orders, Permits, judgments, decrees and other requirements and policies imposed by any governmental authority or Accrediting Body applicable to them, their properties or the operation of the Business. None of the Sellers, the Sellers' Shareholders or the Institutions have received any notice or citation for noncompliance with any of the foregoing, and to the best of their knowledge, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. The Sellers have all Licenses, Permits, approvals, qualifications, Accreditations or the like, from any government or any governmental unit, agency, body or instrumentality, whether federal, state, provincial, municipal or local (within the U.S. or otherwise) or any Accrediting Body or third party necessary for the conduct of the Business as conducted by the Sellers and all such items are in full force and effect.

      4.16 Compliance with Title IV Programs.

            (a) Schedule 4.16 lists all agreements between the Sellers, Sellers' Shareholders or the Institutions and ED or any other governmental unit, agency, body or instrumentality or any Accrediting Body or any guaranty agency relating to any forms of student financial assistance, grants or loans, including the Title IV Programs ("Financial Assistance"). Each of such agreements listed in
Schedule 4.16 is in full force and effect, is a valid, binding and enforceable obligation by or against the Sellers or the Institutions and the other parties thereto and no event has occurred which constitutes or, with the giving of notice or the passage of time, or both, would constitute, a default or breach thereunder. The Sellers have delivered or caused to be delivered to the Buyer correct and complete copies of each contract or agreement listed in Schedule
4.16 and all amendments thereto.

            (b) Schedule 4.16 also lists each program pursuant to which Financial Assistance is provided to or on behalf of the Sellers, the Institutions or the Institutions' students.

            (c) Except as set forth on Schedule 4.16, there exists no fact or set of facts which could have an adverse effect on the ability of the BEC Institution to obtain Certification under the ownership of Buyer. The BEC Institution has a final, official cohort default rate on Federal Family Education Loan Program ("FFELP") loans, following the resolution of all administrative appeals, of

26.7%, 21.7% and 18.8%, for fiscal years 1992, 1993 and 1994, respectively, and a preliminary draft cohort default rate on FFELP loans of 24.1% for fiscal year 1995, and an official cohort default rate on Federal Perkins loans of 67.8%, 41.7% and 6.2%, respectively for fiscal years ended June 30, 1994, 1995 and 1996, respectively.

            (d) The Sellers have previously delivered to the Buyer, or will have delivered to the Buyer at least seven days prior to the expiration of the review period provided in Section 7.14, true and complete copies of all correspondence received from or sent by or on behalf of the Sellers, Sellers' Shareholders or any of the Institutions to ED, any Accrediting Body or any other governmental or regulatory authority having jurisdiction over the provision, funding or approval of Financial Assistance or the operation of any Institution to the extent such correspondence was sent or received within the past three years or relates to any issue which remains pending, including, without limitation (i) any documentation relating to the agreements listed on Schedule 4.16; (ii) any documentation relating to any audits or reviews conducted by ED, any Accrediting Body, any guaranty agency or any other regulatory authority; (iii) notices or correspondence concerning the qualification of the Sellers or any Institution for the receipt of Financial Assistance; and (iv) notices or correspondence indicating an intention to limit, suspend or terminate the Accreditation or the provision of Financial Assistance to the Sellers or any Institution or its students or to condition the provision of such Financial Assistance on the posting of a letter of credit or other surety in favor of ED.

            (e) Except as set forth on Schedule 4.16, the Sellers have complied and are in compliance with any and all applicable laws, regulations and requirements relating to Financial Assistance, including all statutory and regulatory provisions related to the Title IV Programs, except to the extent that non-compliance does not have a Material Adverse Effect and only has a monetary impact.

            (f) Since January 1, 1993, no principal, affiliate (as those terms are defined in 34 C.F.R. Part 85), owner, stockholder, trustee, or any other individual or entity holding an ownership interest in the Sellers, whether legal or equitable, is or has been a principal, affiliate, owner, stockholder or trustee or held an ownership interest, whether legal or equitable, in any other institution (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. ss. 668.2). No institution (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. ss. 668.2) is, or has been, administered commonly, jointly or in conjunction with the Sellers, or any of the Institutions, and no other institution or organization of any sort has provided educational services on behalf of any of the Institutions.

      4.17 Institutional Approval and Accreditation. Schedule 4.17 lists each state and governmental department and/or agency, or nongovernmental or quasi-governmental body, including any Accrediting Body or agency, that has issued a License to any of the Institutions or any of their educational programs, including, without limitation, the Accrediting Council for Independent Colleges and Schools ("ACICS"), the Commonwealth of Massachusetts Department of Education and ED. Except as otherwise set forth on Schedule 4.17 hereto, the Institutions have received all necessary Licenses for their existing operations and receipt of Financial Assistance, including, without limitation, any authorization, approval or licensure issued by any state or any governmental, nongovernmental or quasi-governmental agency and Accreditation by ACICS. As of the date hereof, the BEC Institution has no more than eighty-five percent of its revenues derived from Title IV Program funds as determined in accordance with 34 C.F.R. ss. 600.5(d) and has not had more than eighty-five percent of its revenues so derived since July 1, 1995. Except as set forth on
Schedule 4.17, the Licenses are in full force and effect, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or threatened. Except as set forth on Schedule 4.17, Sellers and the Institutions have not received any notice that any of the Licenses will not be renewed and there is no basis for any nonrenewal. The BEC Institution is accredited by ACICS and is in compliance with the standards of ACICS and is certified by ED as an eligible institution of higher education pursuant to Title IV of the HEA. The BEC Institution is a party to a valid provisional program participation agreement with ED, and is in compliance with every term thereof, including compliance with any terms that involve posting a letter of credit or other surety in favor of ED, except to the extent that non-compliance does not have a Material Adverse Effect and only has a monetary impact. Except as set forth in Schedule 4.17, Sellers and the Institutions have not received during the last three (3) years, and do not have pending, any notice, including, but not limited to, any letter from ACICS placing any Institution on reporting, probationary or show cause status, or any finding in a compliance audit as required by the provisions of 34 C.F.R. ss. 668.23 (1996) or any other review related to any alleged violation of the HEA or the regulations governing the Title IV Programs or the standards of any applicable Accrediting Body, including ACICS, with respect to the Institutions, including sales and marketing activities or the terms of any program participation agreement to which any of the Institutions are or were a party. Except as set forth at Schedule 4.17, Sellers, the Institutions and Sellers' Shareholders are not aware of any investigation or review of the operation of the Institutions' Financial Assistance programs or any review of the Accreditation or the Licenses by any state or governmental, nongovernmental or quasi-governmental department and/or agency, including by ACICS, ED, the Commonwealth of Massachusetts Department of Education or any guaranty agency. Except as set forth on Schedule 4.17, the Sellers, Sellers' Shareholder and the Institutions have complied and are in compliance with the laws, rules and standards of or related to the Commonwealth of Massachusetts Department of Education and the standards of the ACICS.

      4.18 Environmental and Safety Matters

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Sellers arising under any Environmental and Safety Requirements.

            (b) Except as set forth on Schedule 4.18:

                  (i) To the best of Sellers' and Sellers' Shareholders' knowledge, the Sellers have complied with and are currently in compliance with all Environmental and Safety Requirements, and the Sellers have not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Sellers or any of their properties or facilities, except as described on Schedule 4.18.

                  (ii) Without limiting the generality of the foregoing, the Sellers have obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of their properties or facilities or the operation of their businesses, except as described on
Schedule 4.18. A list of all such permits, licenses and other authorizations which are material to the Sellers is set forth on the attached Schedule 4.18.

                  (iii) To the best of Sellers' and Sellers' Shareholders' knowledge, neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Sellers or otherwise for site investigation or cleanup, or notification to or consent of any governmental agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) To the best of Sellers' and Sellers' Shareholders' knowledge, none of the following exists at any property or facility owned, occupied or operated by the Sellers: (1) underground storage tanks or surface impoundments; (2) asbestos-containing materials in any form or condition; or (3) materials or equipment containing polychlorinated biphenyls.

                  (v) Neither of the Sellers has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Sellers for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

                  (vi) Without limiting the generality of the foregoing, to the best of Sellers' and Sellers' Shareholders' knowledge, no facts, events or conditions relating to the past or present properties, facilities or operations of the Sellers shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for any such noncompliance, obligation or liability which has not had or would not reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Sellers taken as a whole.

                  (vii) Except as provided in Schedule 4.18(b)(vii), either of the Sellers has, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (viii) Sellers have not received any notice of any Environmental Lien which requires notice, attaching to any property, owned, leased or operated by the Sellers. To the best of Sellers' knowledge, no Environmental Lien has attached to any property owned, leased or operated by the Sellers.

      4.19 Insurance. Schedule 4.19 sets forth an accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Sellers (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims received for the past two (2) policy years. All premiums due and payable under all such policies have been paid and the Sellers are otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Sellers. The Sellers do not know of any threatened termination of, or material premium increase with respect to, any of such policies.

      4.20 Trademarks, Patents and Copyrights. The Sellers own, or possess adequate licenses, permits or other rights to use, any patents, trademarks, service marks, trade names, service names, copyrights, applications therefor, trade dress, logos, corporate names, computer software programs, source codes, object codes, information systems, proprietary interfaces, routines, modules, procedures, functions, program specifications and related documentation (the "Intellectual Property") necessary to conduct the Business as now operated by the Sellers. Schedule 4.20 sets forth all trademarks, trade names, service marks, service names held or used by the Business. The Sellers are not a licensor of any of the Intellectual Property. The Intellectual Property does not infringe upon or conflict with any rights of third parties, and, no use by the Sellers of any Intellectual Property violates the terms of any agreement pursuant to which it is licensed or violates or infringes upon the asserted rights of others. Except as disclosed on Schedule 4.20, the Intellectual Property is assignable without the consent of any third party. All of the Intellectual Property relating to the Business is or will be owned by, or properly assigned or licensed to the Business at the Closing.

      4.21 Accounts Receivable. The accounts receivable of the Sellers transferred hereunder arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense. Except for amounts reserved by Sellers consistent with past practices, the accounts receivable shall be fully collectible in accordance with their terms.

      4.22 Liability to Affiliates. Except as disclosed on Schedule 4.22, as of the Closing the Assumed Liabilities will not include any amounts owed by the Sellers to each other or any amounts owing to any other Affiliate of the Sellers or any person acting as a transferee of any of them.

      4.23 Securities Law Matters. The Sellers are acquiring or will acquire the CLC Shares solely for their own account as an investment and not with a view to any distribution or resale thereof within the meanings of such terms under the Securities Act. The Sellers have been advised that the issuance of the CLC Shares has not been registered under the Securities Act or under the provisions of any state securities or "blue sky" law. The Sellers and Sellers' Shareholders are "Accredited Investors" (as such term in defined in Rule 501 of Regulation D of the Securities Act). The knowledge and experience of the Sellers in financial and business matters is such that they are capable of evaluating the risk of the investment in the CLC Shares. The Sellers and Sellers' Shareholders acknowledge that they have had access to such financial and other information, including, but not limited to, the Buyer's most recent reports on Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission (the "Commission"), and have been afforded the opportunity to ask such questions of representatives of the Buyer and receive answers thereto, as the Sellers have deemed necessary in connection with their decision to acquire the CLC Shares, and that no representation or warranties, express or implied, are being made by the Buyer with respect to the Buyer or the CLC Shares, other than those expressly set forth herein.

      4.24 Pooling of Interest. To the best of the Sellers knowledge, there have been no transactions or events with respect to the Sellers which would, and the ownership structure and attributes of the Sellers and the Sellers' Shareholders would not, prevent the transactions contemplated hereby, if consummated, from being considered as a pooling of interests business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the Commission.

      4.25 Brokers. Neither the Sellers nor the Sellers' Shareholders has expressly or impliedly engaged any broker, finder or agent with respect to this Agreement or any transaction contemplated hereby.

      4.26 Disclosure. No representation or warranty by the Sellers and the Sellers' Shareholders contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Buyer pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Sellers and the Sellers' Shareholders have no actual knowledge of any changes reasonably expected to occur within one (1) year from the date of this Agreement to any of the Sellers, the Business, the Assets, relations with employees, relations with customers, competitive situation or relations with suppliers, or governmental actions or laws affecting the Business.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

      To induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as set forth below:

      5.1 Organization and Capitalization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in all jurisdictions where such authorization is necessary.

      5.2 Authority for Agreement. Subject to obtaining approval of this Agreement by the Board of Directors of Buyer, (a) Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general.

      5.3 No Violation to Result. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby: (i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the charter documents or by-laws of the Buyer or any note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which the Buyer is a party or by which the Buyer is bound; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in violation under any law, judgment, decree, order, rule, regulation or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to Buyer; and (iv) will not result in the creation or imposition of any lien, possibility of lien, encumbrance, security agreement, equity, option, claim, charge, pledge or restriction in favor of any third person upon any of the properties or assets of the Buyer.

      5.4 Third Party Consents. Prior to the Closing Date, the Buyer shall have obtained or will obtain, all necessary novations, consents, waivers and approvals of parties to any contracts which are required in connection with any of the transactions contemplated by this Agreement, or as are required by any governmental agency or other third party.

      5.5 CLC Shares. Upon the consummation of the transactions contemplated by this Agreement and the issuance and delivery of certificates representing the CLC Shares to the Sellers, the CLC Shares will be validly issued, fully paid and non-assessable shares of CLC Common Stock, and will be free of restrictions on transfer except as provided herein or under applicable securities laws.

      5.6 Pooling of Interest. There have been no transactions or events with respect to the Buyer which would, and the ownership structure and attributes of the Buyer would not, prevent the transactions contemplated hereby, if consummated, from being considered as a pooling of interests business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the Commission.

6. COVENANTS

      6.1 Access to Properties and Records. The Sellers shall afford to the officers, employees, attorneys, accountants and other authorized representatives of the Buyer, free and full access to all of the Sellers' assets, properties, Books and Records, students and employees (with the consent of the Sellers, which consent shall not be unreasonably withheld) in order to afford the Buyer as full an opportunity of review, examination and investigation as the Buyer shall desire to make of the affairs of the Sellers, and the Buyer shall be permitted to make extracts from, or take copies of, the Books and Records (including the stock record and minute books) or other documentation; and the Sellers shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Sellers' business, properties and assets which any of the Buyer's respective officers, employees, attorneys, accountants or other authorized representatives may reasonably request; provided that Buyer and its agents shall not unreasonably interfere with the normal business operations of Sellers' business. No information or knowledge obtained in any investigation pursuant to this Section 6.1, or otherwise, shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any other documentation ancillary to this Agreement.

      6.2 Accounting Treatment. The Buyer, the Sellers' Shareholders and the Sellers shall each use their best efforts to cause the transaction contemplated by this Agreement to be accounted for as a pooling of interests. Each of the Buyer, the Sellers' Shareholders and the Sellers shall use their best efforts to prevent its affiliates from taking any action that could preclude the transactions contemplated hereby from receiving pooling of interests accounting treatment in accordance with GAAP.

      6.3 Confidentiality.

            (a) The Sellers and the Sellers' Shareholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Sellers and/or the Buyer, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Sellers' or the Buyer's respective businesses. The Sellers and the Sellers' Shareholders agree that they will not disclose confidential information with respect to the Sellers and/or the Buyer to any person, firm, corporation, association or other entity for any purpose or reason whatsoever (except to authorized representatives of the Sellers and/or the Buyer and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.3), unless (i) such information becomes known to the public generally through no fault of the Sellers or the Sellers' Shareholders, (ii) disclosure is required by law or the order of any court or governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or for Accreditation, Certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Sellers or the Sellers' Shareholders shall, if possible, give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure.

            (b) The Buyer recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Sellers, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Business. The Buyer agrees that prior to the Closing, and at all times if Closing does not occur, it will not use for its own benefit nor will it disclose confidential information with respect to the Sellers to any person, firm, corporation, association or other entity for any purpose or reason whatsoever (except to authorized representatives of the Sellers and/or the Buyer and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.3), unless (i) such information becomes known to the public generally through no fault of the Buyer,
(ii) disclosure is required by law or the order of any court or governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or for Accreditation, Certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Buyer shall, if possible, give prior written notice thereof to the Sellers or the Sellers' Shareholders and provide the Sellers or the Sellers' Shareholders with the opportunity to contest such disclosure.

      6.4 Interim Covenants of the Sellers. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.4, the Sellers and the Sellers' Shareholders shall (i) keep the Business and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, (ii) shall use their reasonable best efforts to keep available the services of their directors, officers, employees and agents and retain and maintain good relationships with their students and maintain the Facilities in good condition,
(iii) shall perform their obligations under the Contracts and (iv) shall maintain the goodwill and reputation associated with the Business. Without limiting the generality of the foregoing, the Sellers and Sellers' Shareholders shall not:

            (a) purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of their properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6, in each case for a consideration at least equal to the fair value of such property or asset;

            (b) except consistent with past compensation practices in the ordinary course of business, grant any salary increase to, or increase the draw of, any of their officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

            (c) incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

            (d) enter into any leases of real property;

            (e) enter into any material leases of equipment and machinery except in the ordinary course of business;

            (f) enter into any contract, (i) which would be required to be listed on Schedule 4.13 had it been entered into prior to the date hereof; or
(ii) in which any Affiliate of the Sellers has any beneficial interest;

            (g) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Sellers' capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock;

            (h) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

            (i) pay or apply any of their assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Sellers or any Affiliate thereof except for payments to Sellers' Affiliates in accordance with past practice, provided that any such transaction is on terms no less favorable to the Sellers than terms generally available with third parties in arms length transactions; or

            (j) solicit prospective or existing students of the Institutions to complete their education elsewhere.

      6.5 Information. The Sellers shall furnish the Buyer, upon request, with all information concerning the Sellers reasonably required for inclusion in any application made by the Buyer to the Commission, ED, any Accrediting Body, the Commonwealth of Massachusetts Department of Education or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.

      6.6 Public Announcements. Buyer and the Sellers shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure required by applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations.

      6.7 No Solicitation. Neither the Sellers, the Sellers' Shareholders, nor any agent, officer, director or any representative thereof, shall during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person or entity, other than the Buyer relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Sellers or a merger, consolidation or business combination involving the Sellers, the Business or the Assets. If the Sellers or the Sellers' Shareholders receives any unsolicited offer or proposal relating to any of the above, the Sellers or the Sellers' Shareholders shall immediately notify the Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      6.8 Financial Statements.

            (a) Prior to the execution of this Agreement, Sellers have delivered to Buyer true and correct copies of the complete, audited financial statements as previously filed with ED on behalf of the Sellers or any Institution on an individual basis, as appropriate, for each of the three fiscal years ended December 31, 1994, 1995 and 1996.

            (b) Sellers and Sellers' Shareholders shall cause their auditors, working together with Buyer's auditors, to complete and deliver to Buyer a complete set of unaudited financial statements of the Sellers, and each individual Institution, as of and for the six months ending July 31, 1997. Such financial statements shall be completed and delivered to Buyer no less than twenty (20) days prior to the Closing Date.

            (c) Sellers and Sellers' Shareholders shall cause their auditors, in response to any request by Buyer's auditors, promptly to provide all information necessary for Buyer's auditors to complete, as expeditiously as possible, an audited balance sheet of the BEC Institution as of the Closing Date.

            (d) Except as provided in Section 14.7, Sellers and Sellers' Shareholders shall bear the costs and fees associated with the work performed by its auditors and Buyer shall bear the costs and fees associated with the work performed by its auditors to comply with any provision of this Section 6.8.

      6.9 Notification of Certain Matters. The Sellers and Sellers' Shareholders shall give prompt notice to the Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Sellers contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Sellers hereunder. The delivery of any notice pursuant to this Section 6.10 shall not, without the express written consent of the Buyer, be deemed to (x) modify the representations or warranties hereunder of the Sellers, (y) modify the conditions set forth in Section 8 or (z) limit or otherwise affect the remedies available hereunder to the Buyer.

      6.10 Tax Returns; Sales, Use and Transfer Taxes.

            (a) The Sellers and Sellers' Shareholders shall timely file all federal and state income tax returns for taxable periods ending on or prior to the Closing Date and have paid or will pay all Taxes attributable to such periods. Such returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices.

            (b) Sellers shall pay when due all Taxes, including, without limitation, all sales, use, stamp, conveyance or transfer taxes, land transfer taxes, registration fees and all recording or reporting fees and other similar duties, taxes and fees, if any, imposed upon, arising out of or resulting from, the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers.

            (c) The Buyer and the Sellers shall mutually agree upon an allocation for the Assets and the Assumed Liabilities in accordance with Section 1060 of the Code. After such mutual determination, the Buyer, Sellers' Shareholders and the Sellers shall not take any position in any Federal or state tax filing, returns, proceedings, or audit which is inconsistent with such allocation.

      6.11 Name Change. Immediately after the Closing, the Sellers shall take such action (at its sole expense), including, without limitation, filing an amendment to its Articles of Incorporation, to cause the Sellers' names to be changed to a name which does not include the words "BEC Business School" or "Computer Learning Center" or "CLC Training Group, Inc." or the letters "CLC" or a word or phrase confusingly similar thereto. The Sellers shall not use the names "BEC Business School" or "Computer Learning Center" or "CLC Training Group, Inc." or the letters "CLC" or any name similar to any of the foregoing from and after the Closing.

      6.12 Hiring of the Sellers' Employees. The Sellers agree that prior to the Closing Date it will allow the Buyer to take applications of any Business employee or any employee involved in providing support services to the Business and to interview any of such employees for prospective employment with the Buyer after the Closing. On or after the Closing, the Buyer shall be permitted to hire any such employee of the Sellers as determined in the Buyer's sole discretion. The Sellers will use all reasonable efforts to cause such employees to make available their employment services to the Buyer. Notwithstanding the foregoing, the Buyer shall not have any obligation to hire any such employee. The Sellers shall be responsible for (i) any severance, termination payments, or other amounts due to its employees by reason of their termination at or before Closing, and (ii) any other liability arising from such termination. As to any such employee offered employment by the Buyer, for a period of two (2) years from the Closing Date, neither the Sellers nor any of its officers, directors or Affiliates will solicit, offer to employ or retain the services of or otherwise interfere with the relationship with any former employee of the Sellers employed by or otherwise engaged to perform services for the Buyer. The Sellers covenant that they will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions they have under any employment, non-compete or other arrangements with any of the Sellers' former employees who are to be employed by the Buyer after the Closing.

      6.13 Actions After The Closing. Following the Closing, the Buyer shall have the right to (i) receive and open all mail addressed to the Sellers and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Assets sold to the Buyer and any of the obligations or liabilities assumed by the Buyer pursuant to this Agreement; and
(ii) collect for its own account all receivables and other items transferred to the Buyer hereto and to endorse with the name of the Sellers any checks received on account of such receivables or other items. The Sellers agree that they shall promptly transfer and deliver to the Buyer any cash or property which the Sellers may receive in respect of the Assets. From and after the Closing Date, the Sellers shall prepare and deliver to the Buyer, on a weekly basis, true and correct reports showing all collections by the Sellers and the customer receivables against which such collections should be applied. The Buyer shall have the right to audit such reports.

      6.14 Bulk Transfer Provisions. The Sellers and the Buyer hereby waive compliance with the provisions of any applicable bulk transfer law; provided, however, that the Sellers agree (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against the Buyer or the Assets (other than the Assumed Liabilities) by reason of such noncompliance, (ii) to indemnify, defend and hold harmless the Buyer from and against any and all such claims in the manner provided in Section 11 and (iii) to take promptly all necessary action to remove any lien or encumbrance which is placed on the Assets by reason of such noncompliance.

      6.15 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions thereto and shall use their reasonable efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

      6.16 Further Assurances. Following the Closing, each of the parties shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably requested by the Buyer, Sellers or Sellers' Shareholders, as the case may be, to confirm and assure the rights and obligations provided for in this Agreement, including assisting the Buyer with obtaining Certification for either Institution, and render effective the consummation of the transactions contemplated hereby.

      6.17 Disbursement of Title IV Funds. Sellers agree that immediately prior to the Closing Date, Sellers shall disburse all Title IV funds to all students then enrolled in the BEC Institution in the full amount for which each such student is eligible and consistent with the Title IV Programs regulations so as to maximize Buyer's opportunity, subsequent to the Closing Date, to make subsequent disbursements of Title IV funds to each such student, pursuant to 34 C.F.R. ss. 668.26.

      6.18 Payment of Loans. Simultaneously with the Closing, Buyer shall discharge all bank debt assumed by the Buyer pursuant to Section 2.3 hereof and as reflected on the Current Balance Sheet.

      6.19 Repurchase of Insurance Policy. Within 30 days after the Closing Date, David F. Carney will repurchase from the Buyer the Whole Life Insurance policy, underwritten by Massachusetts Mutual Life Insurance Company insuring the life and wellbeing of David F. Carney, for cash surrender value of such policy.

      7. CONDITIONS TO THE BUYER'S OBLIGATIONS.

      All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived by the Buyer in writing.

      7.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Sellers and Sellers' Shareholders contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      7.2 The Sellers' Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Sellers or Sellers' Shareholders on or before the Closing Date shall have been duly complied with, performed or satisfied.

      7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions or limiting or restricting the conduct or operation of the business of the Sellers following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Buyer or the Sellers, their respective properties or any of their officers or directors, that could have a Material Adverse Effect.

      7.4 Opinion of the Sellers' Counsel. The Buyer shall have been furnished opinions of counsel to the Sellers, dated the date of the Closing Date, in form attached hereto as Annex Ia and Annex Ib.

      7.5 Securities Laws. The Buyer shall have received all necessary consents and otherwise complied with any Federal or state securities or "blue sky" laws applicable to the issuance of the CLC Shares, in connection with the transactions contemplated hereby.

      7.6 Pooling Letters. The Buyer shall have received from Gramkow & Carnevale, C.P.A., independent certified public accountants for the Sellers, a letter dated the Effective Date, in form and substance acceptable to the Buyer, confirming that, to their knowledge after due and diligent inquiry of management, there have been no transactions or events with respect to the Sellers which would, and the ownership structure and attributes of the Sellers and the Sellers Shareholder would not, proscribe the transactions contemplated hereby, if consummated, from being considered as a pooling of interests business combination. The Buyer shall have received from Price Waterhouse LLP, a letter dated the Effective Date, confirming that the transactions contemplated hereby, if consummated, can properly be accounted for as a pooling of interests combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the Commission.

      7.7 Acknowledgment of Pooling Restrictions and Receipt of Commission Filings. At or prior to the Closing, the Sellers' Shareholders shall have delivered to the Buyer a letter agreement acknowledging his status as an Affiliate of the Sellers, his agreement to comply with the "pooling of interests" restrictions, and his receipt of Commission filings of the Buyer, in form and substance satisfactory to the Buyer.

      7.8 Stock Powers. At the Closing, each of the Sellers' Shareholders shall have delivered to the Buyer, for use in connection with the Escrowed Shares, ten stock powers executed in blank, with signatures guaranteed.

      7.9 No Material Adverse Change. There shall have been, between December 31, 1996 and the Closing Date, (i) no material adverse change in the condition, financial or otherwise, of the

Sellers, or (ii) no resignations or terminations of, or indications of an intention or plan to resign, employment by a number of employees or student withdrawals or losses of enrollments such that the continued operations of the Business would be materially and adversely affected.

      7.10 Assignment of Contracts. The Sellers shall have received consents under all Contracts, agreements, commitments, understandings and instruments comprising the Assets to which the Sellers are a party or by which it is bound which require the consent of any other party or person to the assignment thereof either by the terms thereof or as a matter of law for their assumption or performance by the Buyer.

      7.11 Certificates. The Sellers shall have furnished the Buyer with such certificates of the officers of the Sellers and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by the Buyer.

      7.12 Stockholder Distributions. The Buyer shall have received a schedule and explanation of all distributions to any of the Sellers' Shareholders, made by the Sellers from January 1, 1996 through the Closing Date, and the Buyer shall have received confirmation from the Buyer's accountant that such distributions did not exceed either historical amounts or amounts required by the Sellers' Shareholders to pay taxes on Subchapter S earnings during this period.

      7.13 Bank Debt and Certificates of Deposit. The certificate of deposit being purchased by the Buyer as part of the Assets (the "Certificate of Deposit") shall have a value greater than $310,000 and the total amount of the bank debt of the Sellers to be assumed by the Buyer shall not be greater than the amount of the Certificate of Deposit.

      7.14 Buyer's Review. The Buyer shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Sellers or the Institutions (including, without limitation, investigation of the "preliminary" fiscal year 1995 student loan cohort default rate on FFELP loans and the projected fiscal year 1996 student loan cohort default rate on FFELP loans); provided, however, that Buyer's review of the Business shall be completed, and the foregoing determination shall be formulated, within 30 days after the execution of this Agreement.

      7.15 Delivery of Good Standing Certificates; Corporate Resolutions. The Buyer shall have received certificates of good standing with respect to the Sellers issued by the Commonwealth of Massachusetts, the State of Delaware, the State of New Hampshire and any other jurisdiction in which the Sellers conduct business. The Buyer shall have received copies of the resolutions of the Boards of Directors and stockholders of the Sellers approving the sale of the Assets and the other transactions contemplated herein, certified by an appropriate corporate officer.

      7.16 Release Agreements. The Buyer shall have received a duly executed release agreement from each of the officers and directors of the Sellers (in the form attached hereto as Annex II).

      7.17 Escrow Agreement. The Sellers and the Sellers' Shareholders shall have delivered to the Buyer a duly executed Escrow Agreement (in the form attached hereto as Annex III).

8. CONDITIONS TO THE SELLERS' OBLIGATIONS

      All obligations of the Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions, any one or more of which may be waived in writing by the Sellers.

      8.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent affected by the transactions contemplated hereby, and at the Closing Date, the Buyer shall have delivered to the Sellers a certificate to such effect signed by the President and the Chief Financial Officer of the Buyer.

      8.2 Buyer's Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied and at the Closing Date the Buyer shall have delivered to the Sellers a certificate to such effect signed by the President and the Chief Financial Officer of the Buyer.

      8.3 Authority. All action required to be taken by, or on the part of, the Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Buyer.

      8.4 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions or limiting or restricting the conduct or operation of the business of the Sellers following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Buyer or the Sellers, their respective properties or any of their officers or directors, that could have a Material Adverse Effect.

      8.5 Delivery of Good Standing Certificates; Corporate Resolutions. The Sellers shall have received certificates of good standing with respect to the Buyer issued by the State of Delaware. The Sellers shall have received copies of the resolutions of the Board of Directors of the Buyer approving the purchase of the Assets and the other transactions contemplated herein, certified by an appropriate corporate officer.

      8.6 Buyer Release. At the Closing, the Buyer shall release the Sellers and the Sellers' Shareholders from all claims, asserted or unasserted, arising from infringement of trademark or tradename rights. Such release shall be in a form reasonably satisfactory to the Sellers.

      8.7 Opinion of Buyer's Counsel. The Sellers shall have been furnished an opinion or opinions of counsel to the Buyer, dated the date of the Closing Date, in the form attached hereto as Annex IV.

      8.8 Consulting and Non-compete Agreements. The Buyer shall have entered into (i) a consulting agreement from David F. Carney providing for consulting services for up to six months with a total amount of consideration equal to $100,000 for such services (in the form attached hereto as Annex V).

      8.9 Escrow Agreement. The Buyer shall have delivered to the Sellers and the Sellers' Shareholders an executed Escrow Agreement (in the form attached hereto as Annex III).

      8.10 Environmental Reports. The Buyers shall have delivered Phase II environmental reports on the Sellers' Somerville and Methuen properties and such reports shall not contain recommendations for current environment remediation in excess of $100,000.

9. REGISTRATION RIGHTS.

      The Sellers shall have the following registration rights with respect to the CLC Shares issued to them hereunder:

      9.1 Registration Rights for CLC Shares; Filing of Registration Statement. The Buyer shall utilize reasonable best efforts to cause, as soon as practicable following the Closing Date, a registration statement, on Form S-1, Form S-2 or Form S-3 (or an equivalent general registration form then in effect), (the "Registration Statement') to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the CLC Shares for resale on a continuous basis from time to time by the Sellers or the Sellers' Shareholders (the "Holders"), provided, that such Registration Statement shall be filed no later than 30 days after the Closing Date. Thereafter Buyer will use reasonable best efforts to have the Registration Statement become effective and cause the CLC Shares to be registered under the Securities Act, and registered, qualified or exempted under the state securities laws of such jurisdictions as the Holders reasonably request, as soon as is reasonably practicable.

      9.2 Expenses of Registration. All expenses incident to the Buyer's performance of or compliance with this Section 9, including, without limitation, all registration and filing fees (including all expenses incident to filing with Nasdaq or any other exchange), fees and expenses of complying with securities and blue sky laws, printing and copying expenses, fees and expenses of the Buyer's counsel and accountants, the fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter), and any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities shall be paid by the Buyer; provided, however, that all underwriting discounts and selling commission applicable to CLC Shares to be registered and fees and disbursements of counsel for the Sellers or the Sellers' Shareholders shall be borne by the Sellers and the Sellers' Shareholders, respectively.

      9.3 Furnishing of Documents. The Buyer shall furnish to the Holders such reasonable number of copies of the Registration Statement, such prospectuses as are contained in the Registration Statement and such other documents, including a preliminary prospectus, as the Holders may reasonably request in order to facilitate the offering of the CLC Shares. The Registration Statement and any final prospectus contained therein shall comply as to form with the Securities Act.

      9.4 Amendments and Supplements. The Buyer shall prepare and promptly file with the Commission and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the CLC Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Buyer shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, the Holders desire that the Registration Statement be amended or the Buyer advises the Holders that the Buyer considers it appropriate that the Registration Statement (and all other registration statements of the Buyer then effective and outstanding) be amended, the Holders shall suspend any further sales of the CLC Common Stock until the Buyer advises the Holders that the Registration Statement has been amended. Buyer shall file, and use reasonable best efforts to cause to become effective any such amendment as soon as reasonably practicable.

      9.5 Duration. The Buyer shall maintain the effectiveness of the Registration Statement until the earlier to occur of (i) such time as the Buyer reasonably determines that the Holders were eligible to sell all of the CLC Shares then owned by the Holders pursuant to Rule 144 under the Securities Act in the three month period immediately preceding the termination of the effectiveness of the Registration Statement and (ii) two (2) years from the Closing Date. The Buyer's obligations contained in Sections 9.1, 9.3 and 9.4 shall terminate on the earlier to occur or (i) and (ii) of this Section 9.5. Notwithstanding any provision of this Section 9 to the contrary, if the Board of Directors of the Buyer in its good faith judgment, determines that any registration of CLC Shares should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Buyer or any of its subsidiaries (a "Valid Business Reason"), (x) the Buyer may postpone filing the Registration Statement until such Valid Business Reason no longer exists, but in no event for more than three months and (y) in case the Registration Statement has been filed, (1) the Buyer may withhold efforts to cause the Registration Statement to become effective, (2) the Buyer may cause the Registration Statement to be withdrawn and its effectiveness terminated or
(3) the Buyer may postpone amending or supplementing such registration statement until such Valid Business Reason no longer exists, but in no event for more than three months (such period of postponement or withdrawal under sub clause (x) or (y) above, the "Postponement Period"); and the Buyer shall give written notice of its determination to postpone or withdraw a registration statement, or an amendment or supplement thereto, and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case promptly after the occurrence thereof; provided, however, the Buyer shall not be permitted to postpone or withdraw a registration statement within 90 days after the expiration of any Postponement Period; provided, further, that the Buyer shall not postpone or withdraw the Registration Statement if the Buyer does not postpone or withdraw all other resale registration statements, which are effective at such time, or which are effective during the Postponement Period (if any). The Holders agree that, upon receipt of any notice from the Buyer that the Buyer has determined to postpone or withdraw any registration statement, the Sellers will discontinue any disposition of CLC Shares pursuant to such registration statement and, if so directed by the Buyer, will deliver to the Buyer (at the Buyer's expense) all copies, other than permanent file copies, then in such Holders' possession of the prospectus covering such CLC Shares that was in effect at the time of receipt of such notice. If the Buyer shall give any notice of withdrawal or postponement of a registration statement, or an amendment or supplement thereto, the Buyer shall, at such time as the Valid Business Reason that caused such withdrawal or postponement no longer exists (but in no event later than three months after the date of the postponement or withdrawal), use its reasonable best efforts to effect the registration or file any required amendment or supplement thereto as soon as reasonably practicable under the Securities Act of CLC Shares covered by the withdrawn or postponed registration statement in accordance with Section 9.1.

      9.6 Further Information. The Holders shall furnish the Buyer such information regarding the Holders as the Buyer may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

      9.7 Indemnification.

                  (a) The Buyer will indemnify and hold harmless the Holders, any underwriter (as that term in defined in the Securities Act) for the Holders and each person, if any, who controls the Holders or underwriter within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Holders or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any violation by the Buyer of any federal, state or common law, rule or regulation applicable to the Buyer and relating to action required of or inaction by the Buyer in connection with any such registration; provided, however, that, the Buyer will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Holder or such controlling person in writing specifically for use in connection with such registration; provided, further, that the indemnification provisions set forth in this Section 9.7(a) shall not apply to amounts paid in settlement of any such loss, damage or liability if such settlement is effected without the consent of the Buyer, which consent shall not be unreasonably withheld.

                  (b) Each of the Holders, jointly and severally, will indemnify and hold harmless the Buyer and each person, if any, who controls the Buyer within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Buyer or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon (i) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Holder specifically for use in connection with such registration or (ii) any violation by the Holders of any federal, state or common law, rule or regulation applicable to the Holders and relating to action required of or inaction by the Holders in connection with any such registration; provided, that in no event shall any indemnity under this
      Section 9.7(b) exceed the gross proceeds obtained from the sale of CLC Shares; provided, further, that the indemnification provisions set forth in this Section 9.7(b) shall not apply to amounts paid in settlement of any such loss, damage or liability if such settlement is effected without the consent of the indemnifying Holders, which consent shall not be unreasonably withheld.

                  (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless: (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence; (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                  (d) If the indemnification provided for in this Section 9.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

      9.8 Rule 144. The Buyer covenants that (i) so long as the Holders own the CLC Common Stock issued hereunder and the Buyer remains subject to the reporting provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph
(c)(1) of Rule 144 under the Securities Act) and (ii) will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell CLC Shares without registration under the Securities Act subject to Section 12 hereof and within the limitations of the exemptions provided by (A) Rules 144 and 145 under the Securities Act, as such Rules may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Buyer will deliver to such Holder a written statement as to whether it has complied with such requirements.

10. TERMINATION.

      10.1 Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated hereunder abandoned:

            (a) by the Buyer:

                  (i) if the Closing Date shall not have taken place on or prior to December 31, 1997;

                  (ii) at any time prior to the Closing Date if:

                        (x) a material condition to the Buyer's performance under this Agreement or a covenant of the Sellers or Sellers' Shareholders contained herein shall not be fulfilled on or before the Closing Date or on such other date specified for the fulfillment of such covenant or condition; or

                        (y) a default or breach of this Agreement including any breach of any representation or warranty is made by the Sellers or Sellers' Shareholders; or

                  (iii) if, at any time, within thirty (30) days of this Agreement the Buyer is not satisfied with the results of its review of, and due diligence investigation with respect to, the Business.

            (a) by the Sellers:

                  (i) if the Closing Date shall not have taken place on or prior to December 31, 1997; or

                  (ii) at any time prior to the Closing Date if:

                        (x) a material condition to the Sellers' performance under this Agreement or a covenant of the Buyer contained herein shall not be fulfilled on or before the Closing Date or on such other date specified for the fulfillment of such covenant or condition; or

                        (y) a material default or breach of this Agreement including a breach of any representation or warranty is made by the Buyer.

      10.2 Additional Right of Buyer to Terminate. Within fifteen (15) days after execution of this Agreement, Buyer and/or Buyer's representative (with Sellers and/or Sellers' representative, if Sellers so desire) shall meet with officials from ED's Initial Participation Branch ("IPB") to inform IPB of this Agreement and determine whether IPB reasonably anticipates that Buyer will be able to obtain Certification for the BEC Institution subsequent to the Closing Date. If, on the basis of the above-described meeting, Buyer reasonably believes that Buyer will not be able to obtain Certification for the BEC Institution under Buyer's ownership at any time or in a timely manner, then notwithstanding any other provision of this Agreement to the contrary, Buyer may elect to terminate this Agreement by notice to the Sellers given not less than fifteen
(15) days subsequent to the initial meeting with ED, including in such notice the basis for the belief upon which the election is made.

      10.3 Effect of Termination. In the event of the termination of this Agreement pursuant to either Section 10.1 or Section 10.2, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto; provided, however, the provisions of this Section 10.3, and Sections 6.3 and 14.7 shall remain in full force and effect and survive any termination of this Agreement.

11. INDEMNITY

      11.1 Indemnification by Sellers and Sellers' Shareholders. Sellers and Sellers' Shareholders shall, jointly and severally, defend, protect, indemnify and hold harmless Buyer and its corporate affiliates, their officers, directors, employees, shareholders, and agents, their successors and assigns (other than the Sellers' Shareholders), and each of them (hereinafter collectively called "Buyer's Indemnitees") against and in respect of any and all claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and amounts paid in settlement (all of the foregoing being hereinafter called "Indemnified Losses"), suffered or incurred by any Buyer's Indemnitee by reason of, or arising out of: (i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Sellers or the Sellers' Shareholders, or any of them, contained in this Agreement or in any Schedule or other instrument or document furnished or to be furnished by the Sellers or Sellers' Shareholders, hereunder, including without limitation, any documents furnished at the Closing; (ii) any environmental issues or any Environmental and Safety

Requirements arising from or relating to the operation of the Business by the Sellers prior to the Closing Date; (iii) any claim by any employee or former employee of the Sellers or the Institutions relating to employment on or before the Closing Date; (iv) any claim by any party arising under the bulk transfer provisions of any applicable law; (v) any claim relating to Taxes; (vi) the specific litigation matters set forth on Schedule 4.14; (vii) the business, operations or assets of the Sellers on or before the Closing Date (except for the Assumed Liabilities other than defaults existing prior to the Closing), including any Title IV Program or other Financial Assistance liabilities related to the operation of the Institutions prior to Closing and (viii) any and all damages incident to any of the foregoing or to the enforcement of this Section 11.1.

      11.2 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless the Sellers, their officers, directors, employees, agents, and shareholders, their successors and assigns, and each of them (hereinafter collectively called "Sellers' Indemnitees") against and in respect of any and all Indemnified Losses suffered or incurred by any Sellers' Indemnitee by reason of, or arising out of: (i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of Buyer contained in this Agreement or in any Schedule or other instrument or document furnished or to be furnished by the Buyer, hereunder, including without limitation, any documents furnished at the Closing; (ii) Buyer's failure to pay or perform the Assumed Liabilities or
(iii), with respect to liabilities to third parties, Buyer's operation of the Business after Closing.

      11.3 Limitations. The indemnification obligations of the Sellers and Sellers' Shareholders in the aggregate (on the one hand) and the Buyer (on the other hand) under this Section 11 shall be limited to an aggregate amount of $4,936,000. In the event of Indemnified Losses arising out of or resulting from a breach of any representation, warranty, covenant or agreement by the Buyer, the Sellers, or the Sellers' Shareholders, there shall be no liability for Indemnified Losses (other than (i) any adjustments to Purchase Price pursuant to Section 2.6, or (ii) failure to pay any Assumed Liabilities) unless, and solely to the extent that, the aggregate amount of Indemnified Losses for the Sellers and Sellers' Shareholders as a whole (on the one hand) or the Buyer (on the other hand) exceeds $50,000.

      11.4 Survival.

            (a) The indemnification obligations under this Section 11, or under any certificate or writing furnished in connection herewith, shall terminate as follows:

                  (i) with respect to claims relating to or arising out of specifically identified liabilities set forth on Schedule 11.4 (to be provided by the Buyer prior to Closing): (x) the length of the appropriate statute of limitations if the Claim is related to Taxes, (y) five (5) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (z) three (3) years after the Closing Date for any other Claim not covered by clause (a)(i)(x) or (y) of this Section 11.4; or

                  (ii) with respect to the specific litigation matters identified on Schedule 4.14, the date upon which such matters are fully and finally adjudicated in a non-appealable manner; or

                  (iii) with respect to claims other than those specified in clauses (a)(i) or (ii) that are of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the completion of the first independent audit of financial statements containing combined operations of the Buyer and the Assets; or

                  (iv) with respect to all claims other than those referred to in clause (a)(i), (ii) or (iii) of this Section 11.4, twelve (12) months after the Closing (the "First Anniversary"); or

            (b) Notwithstanding Section 11.4(a), the parties' indemnification obligation with respect to claims or demands pending as of the expiration of relevant dates described in clause (a) of this Section 11.4 shall continue until the final resolution of such claims or demands.

      11.5 Exclusive Remedy. Except as provided in Section 9.7, the indemnification provided in this Section 11, subject to the limitations set forth herein, shall be the exclusive post-closing remedy available to the Buyer; provided, however, that nothing in this Section 11.5 or elsewhere in this Agreement shall prevent the Buyer from bringing an action based upon fraud and/or deceit against the Sellers or the Sellers' Shareholders.

      11.6 Notices, Participation, and Settlement. Promptly after receipt by any party of notice of a claim or commencement of any action (legal or administrative) which, if successful, might require another party hereto to indemnify such party, the party entitled to indemnification will give notice thereof to the other party or parties; provided, that the failure of any party to give such written notice shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. If a claim is so noticed, the indemnifying party shall be entitled to participate in the resolution of such claim, and if legal proceedings are commenced against any indemnified party, the indemnifying party shall be entitled to participate in, but not to assume, the defense thereof with counsel of its choice; provided, that in all events the indemnified party shall control the negotiation, defense and settlement of any such claim. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party upon the earlier to occur of: (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute on the judgment; (ii) the entry of an un-appealable judgment or final appellate decision against the indemnified party; (iii) the issuance of an administrative decision against the indemnified party and the expiration of any applicable appeal period; or (iv) a settlement of the claim. Notwithstanding the foregoing, no settlement of a claim shall be made without the consent of the indemnified party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, expenses by counsel to the indemnified party shall be reimbursed as invoiced by such counsel to the indemnifying party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the indemnifying party upon demand by the indemnified party. Any claim for indemnity shall be reduced by the amount of any insurance proceeds received by the indemnified party.

      11.7 Offset. In addition to any other rights of Buyer to recover Indemnified Losses hereunder, Buyer shall have the right to offset any Indemnified Loss incurred hereunder against the Escrow Fund in accordance with the Escrow Agreement.

12. SECURITIES LAW MATTERS.

      The parties agree as follows with respect to the sale or other disposition after the Closing Date of the CLC Shares:

      12.1 Disposition of Shares. The Sellers and the Sellers' Shareholders represent and warrant that the CLC Shares being acquired by them hereunder are being acquired and will be acquired for their own respective accounts and will not be sold or otherwise disposed of, except pursuant to: (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by the Buyer with the Commission of any registration statement, offering circular or other document, in which case, the Sellers or the Sellers' Shareholders shall first supply to the Buyer an opinion of counsel (which counsel and opinions shall be satisfactory to the Buyer) that such exception is available; or (b) an effective registration statement filed by the Buyer with the Commission under the Securities Act. In connection with any opinion delivered pursuant to Section 12.1(a), the Buyer shall, if requested, certify to its transfer agent the matters set forth in Rule 144(c) under the Securities Act.

      12.2 Agreement to Retain Shares. The Sellers agree not to transfer, sell, or otherwise dispose of or direct or cause the sale, transfer or other disposition of, or reduce the Sellers' risk relative to, any of the CLC Shares or CLC Common Stock held by the Sellers or on the Sellers' behalf, whether owned on the date hereof or after acquired, within the 30 days prior to the Closing Date. The Sellers further agree not to transfer, sell or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, or reduce the Sellers' risk relative to, any CLC Common Stock held by the Sellers or on the Sellers' behalf or received by the Sellers or on the Sellers' behalf in or as a result of this Agreement or otherwise, until after the date the Buyer shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission of Form 10-K, 10-Q or 8-K or any other public filing, statement or public announcement which included the combined financial results (including combined sales and net income) of the Buyer and the Assets for a period of at least 30 days of combined operations of the Buyer and the Assets following the Closing Date.

      12.3 Trading in CLC Common Stock. Except as otherwise expressly consented to by the Buyer, from the date of this Agreement until the Closing Date, the Sellers and the Sellers' Shareholders (and any Affiliates thereof) will not directly or indirectly purchase or sell (including short sales) any shares of CLC Common Stock in any transaction effected on the Nasdaq Stock Market, or otherwise.

      12.4 Legend. The certificates representing the CLC Shares shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF

      COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE SECURITIES AND EXCHANGE COMMISSION'S ACCOUNTING SERIES RELEASES 130 AND 135.

The Buyer may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

13. COVENANT NOT TO COMPETE

      13.1 Non-Competition. For a period of three (3) years after the Closing Date, neither the Sellers nor either of Sellers' Shareholders shall directly or indirectly:

            (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company) own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of any Competing Enterprise (as defined in Section 13.2 of this Agreement);

            (b) recruit, solicit or induce, or attempt to induce, any employee or employees of the Buyer to terminate their employment with, or otherwise cease their relationship with, the Buyer;

            (c) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Buyer; or

            (d) publish any statement or make any statement (under circumstances reasonably likely to become public) critical of the Buyer, or in any way adversely affecting or otherwise maligning the reputation of the Buyer or any of its Affiliates.

      13.2 Competing Enterprises. For purposes of Section 13.1 of this Agreement, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in the technology, education or training field and which is in competition with the business of the Buyer as conducted by the Buyer from time to time. The phrase "engaged in any business" includes the conduct of business in any respect, including, without limitation, sales presentations, entering into contracts, and the billing or receipt of payment, services or goods, and in regard to any person, including, without limitation, the United States federal government, and any state government, and any department or agency thereof.

      13.3 Enforceability. If any restriction set forth in Section 13.1 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall then be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      13.4 Essential Elements. It is understood by the parties hereto that the covenants contained in this Section 13 are essential elements of this Agreement and that, but for the agreement of the Sellers and Sellers' Shareholders to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. The Sellers and Sellers' Shareholders and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer. The Sellers and Sellers' Shareholders hereby agree that all covenants contained in this Section 13 are reasonable and valid and waives all defenses to the strict enforcement hereof by the Buyer.

14. MISCELLANEOUS

      14.1 Successors, Assigns and Third Parties. This Agreement shall inure to the benefit of and be binding upon Sellers and its respective successors and assigns; provided, however, that any liquidation of BEC and/or CTG by the Sellers' Shareholders may occur only after the release of the quarterly earnings report, as set forth, as set forth in Section 12.2 herein. This Agreement or any of the severable rights and obligations inuring to the benefit or to be performed by Buyer hereunder may be assigned only with the prior written consent of the Sellers or Sellers' Shareholders, which consent shall not be unreasonably withheld, by Buyer to a third party, in whole or in part, and to the extent so assigned, Sellers and Sellers' Shareholders hereby recognize said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by Buyer. Except as provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

      14.2 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Delaware, disregarding principles of conflict of laws and the like.

      14.3 Specific Enforcement. All of the parties hereto acknowledge that the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

      14.4 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however that if such unlawful clause is so material to the party for whose benefit the clause was originally included so that such party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section
14.15 hereof.

      14.5 Certain Words. Words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. Whenever the word "including" is used herein, it shall be deemed to be followed by the words "without limitation."

      14.6 Notices. Except as otherwise expressly provided herein, any notice, consent, or other communication required or permitted to be given hereunder shall be in writing, delivered by certified mail or a national overnight delivery services and shall be deemed to have been given when received, and shall be addressed as follows:

            (a) If to Buyer:

                  Computer Learning Centers, Inc.
                  11350 Random Hills Road, Suite 240
                  Fairfax, VA  22030
                  Attention: Mr. Charles L. Cosgrove

                  with a copy to:

                  Tucker, Flyer & Lewis
                  1615 L Street NW
                  Washington, DC 20036-5601
                  Attention: Jack L. Lewis
                             Lawrence T. Yanowitch

            (b) If to Sellers of to Sellers' Shareholders:

                  David F. Carney and Sandra E. Carney
                  14 Stuyvesant Road
                  Montvale, NJ  07645

                  with a copy to:

                  Cole, Schotz, Meisel, Forman & Leonard
                  Court Plaza North
                  25 Main Street
                  P.O. Box 800
                  Hackensack, New Jersey  07602-0800
                  Attention: Henry M. Matri

or at such other address or addresses as the party addressed may from time to time designate in writing. Any communication dispatched by telegram or telex shall be confirmed by letter.

      14.7 Expenses. Each party has and will pay the fees, expenses and disbursements incurred by such party and its agents, representatives, accountants and counsel in connection with the subject matter of this Agreement. Notwithstanding the previous sentence, if the transactions contemplated by this Agreement are consummated, at the Closing the Buyer shall pay the actual fees, expenses and disbursements of the Sellers, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement (the "Transaction Expenses") to the extent that the amount of the Transaction Expenses has been identified as of the Closing Date and notice thereof has been given to the Buyer (the "Closing Date Transaction Expenses"); provided, however, that the Closing Date Transaction Expenses shall not be greater than One Hundred Sixty Thousand Dollars ($160,000). The Sellers shall pay all Transaction Expenses other than Closing Date Transaction Expenses.

      14.8 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

      14.9 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      14.10 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such Tax and securities consequences.

      14.11 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      14.12 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      14.13 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

      14.15 Arbitration.

            (a) Subject to Section 14.3 hereof, all claims or disputes hereunder shall be submitted to arbitration under this Agreement ("Arbitrated Disputes") shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in Washington, D.C. and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the "Rules"). The hearing locale shall be Washington, D.C. A single, neutral arbitrator (the "Arbitrator") shall be appointed by the AAA, within five (5) days after an Arbitrated Dispute is submitted for arbitration under this Section 14.15, to preside over the arbitration and resolve the Arbitrated Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall be qualified to practice law in at least one jurisdiction in the United States and have expertise in the interpretation of commercial contracts. The parties shall have three (3) days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within three (3) days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest or disputes.

            (b) The Arbitrator's decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction.

            (c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely. The Arbitrator shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

            (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a claim, and the Arbitrator shall have no authority to award punitive damages. The Arbitrator shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section 14.15 and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. The Arbitrator shall render a Decision within thirty (30) days after being appointed to serve as Arbitrator (or such shorter period of time, to the extent reasonable or practicable, as may be appropriate to conform to the expiration of indemnities set forth in Section 11), unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period; provided, however, that in no event may the Arbitrator, without the consent of each of the Sellers' Shareholders and the Buyer, extend the time for rendering a Decision or otherwise delay a Decision to a date that is later than the First Anniversary.

      14.16 Facsimile Signatures. This Agreement and any document or schedule required hereby may be signed by facsimile signature which shall be considered legally binding for all purposes.

      IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed to this Agreement as of the date first above written.

                                   SELLERS

                                   Boston Education Corporation, a Delaware
                                    corporation


                                    By: /s/ David F. Carney
                                       -----------------------------------------
                                    Name: David F. Carney
                                    Title: President/CEO

                                    CLC Training Group, a Massachusetts
                                     corporation


                                    By: /s/ David F. Carney
                                       -----------------------------------------
                                    Name: David F. Carney
                                    Title: President/CEO

                                    SELLERS' SHAREHOLDERS


                                    /s/ David F. Carney
                                    --------------------------------------------
                                    Name: David F. Carney


                                    /s/ Sandra E. Carney
                                    --------------------------------------------
                                    Name: Sandra E. Carney

                                    BUYER
                                    Computer Learning Centers, Inc.,
                                      a Delaware corporation


                                    By: /s/ Charles L. Cosgrove
                                       -----------------------------------------
                                    Name: Charles L. Cosgrove
                                    Title: VP-CFO